Exhibit 99.1

K12 Inc. Reports Second Quarter 2011 Results and Updates 2011 Outlook

Revenue increases 38.4 percent to $129 million

HERNDON, Va.--(BUSINESS WIRE)--February 9, 2011--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum, software and education services created for individualized learning for students in kindergarten through 12th grade, today announced its results for the second fiscal quarter ended December 31, 2010.

Summary Financial Results

  Revenues for the second quarter grew to $129.0 million, an increase of 38.4 percent over the second quarter in the prior year, primarily due to strong enrollment growth and acquisitions.
  EBITDA for the second quarter of fiscal year 2011 was $24.3 million, an increase of 19.1 percent as compared to $20.4 million for the second quarter in the prior year, reflecting in the current period:
    M&A transaction, integration, and other one-time charges of $2.1 million, and
    Startup losses attributable to new initiatives of $1.5 million
  Operating income was $14.2 million, essentially flat with the second quarter of fiscal year 2010 reflecting
    Factors described above, and
    Depreciation and amortization of $10.1 million, an increase of $4.0 million primarily due to new product launches, systems releases, and purchase accounting.
  Net income to shareholders for the second quarter was $7.8 million as compared to net income to shareholders of $9.6 million in the same period in the prior year, a decrease of 18.7 percent.
  Earnings per share are $0.23 as compared to $0.32 in the same period in the prior year.

Review of Significant Business Activities

Ron Packard, Chief Executive Officer of K12 Inc., stated, “This was another exciting quarter for K12. As a company, we achieved revenue growth of over 38 percent, thanks to approximately 26 percent organic growth plus 12 percent from our new acquisitions and initiatives. The integration of KC Distance Learning (KCDL) that we acquired in our first quarter continues on plan. Additionally, our private school business and institutional sales business both continue to grow rapidly, exceeding our expectations.”

Effective December 1, 2010, we completed the acquisition of American Education Corporation (AEC). The acquisition increases our portfolio of innovative, high quality instructional and curriculum offerings. AEC has a proven record of increasing student performance, narrowing achievement gaps, and empowering educators with more personalized learning resources and integrated, adaptive assessment tools.

On January 3, 2011, we completed our strategic investment in Web International English (Web), marking our first significant initiative in China. Web is a leader in English language training for thousands of learners of all ages throughout China, including university students, government workers, and employees of international companies. Web has a network of 72 learning centers in 47 cities. It currently serves more than 35,000 students. We are confident this investment will simultaneously strengthen Web’s ability to scale and provide a distribution platform for K12’s learning products in one of the world’s largest markets. Ron Packard added, “We believe the education market in China is going to continue to grow rapidly and we are excited to have a meaningful presence in this market.”

We previously reported that we added new virtual schools in Massachusetts and Michigan this past fall and we are very pleased to report that we are adding a new virtual school in Louisiana.

Progress Report on New Initiatives

“As we reported last quarter, we are optimistic about our ability to leverage our core competencies and strategic assets into other distribution channels where we will be able to help even more students,” stated Mr. Packard. Progress on those initiatives includes:

  Middlebury Interactive Languages, our partnership with Middlebury College is proceeding to build effective foreign language courses that include the latest pedagogical and cognitive research on foreign language instruction. Additionally, the language camps are expanding into four new locations this summer to a total of eight sites around the country.
  Capital Education announced an important new partnership with Sierra Nevada College offering an adult degree completion program, and has a number of other opportunities in the pipeline.
  Our joint venture with Blackboard has been well received and a number of pilots should soon be underway.
  George Washington University Online High School has already enrolled its first students with a promising outlook for next fall.

For the three months ended December 31, 2010 (Second Quarter Fiscal Year 2011)

  Revenues for the second quarter were $129.0 million, an increase of 38.4 percent. Without the benefit of the recent acquisitions and new initiatives, organic revenue growth was 25.6 percent. Excluding acquisitions, enrollments in K12 public schools for the second quarter were 81,083, an increase of 20.4 percent. In addition, enrollment in private schools including the K12 International Academy increased by 91.9 percent. Enrollments in Aventa, iQ and Keystone acquired as part of KCDL were 14,978 FTEs.
  Instructional costs and services expenses for the second quarter of FY 2011 were $76.2 million, an increase of $24.6 million or 47.7 percent. This increase was primarily attributable to a $16.9 million increase in expenses to operate and manage schools including the programs acquired with KCDL. Included in the $24.6 million increase in instructional costs and services expenses are start-up and launch expenses of $2.0 million for several new businesses and initiatives.
  Selling, administrative, and other operating expenses for the second quarter of FY 2011 were $35.2 million, an increase of $10.3 million or 41.3 percent. This increase is primarily attributable to personnel costs including those acquired with KCDL and AEC; merger integration, financial systems and process improvement costs; the effects of purchase accounting; and M&A transaction expenses. Included in the $10.3 million increase in selling, administrative, and other operating expenses are start-up and launch expenses of $1.6 million for several new businesses and initiatives.
  Product development expenses for the second quarter of FY 2011 were $3.4 million, an increase of 42.2 percent. The increase is primarily attributable to initiatives to support Aventa curriculum acquired with KCDL as well as the timing of new development projects.
  EBITDA, a non-GAAP measure (see reconciliation), for the second quarter of FY 2011 was $24.3 million, an increase of 19.3 percent. Without the combined merger integration costs, transaction expenses, and startup losses of $3.6 million described above, EBITDA would have been $27.9 million.
  Operating income was $14.2 million, essentially stable as compared to $14.3 million for the second quarter of FY 2010. Without the combined merger integration costs, transaction expenses, startup losses and related depreciation and amortization of $3.9 million described above, operating income would have been $18.1 million.
  Income tax expense was $6.1 million, representing an effective tax rate of 44.2 percent. Income tax expense for the second quarter of FY 2010 was $4.4 million, an effective tax rate of 31.4 percent. The increase in the tax rate is primarily attributable to certain benefits in the prior period and certain non-deductible transaction expenses in the current period.
  Net income - K12 Inc. was $7.8 million as compared to $9.6 million in the second quarter of FY 2010, a decrease of 18.7 percent, due to the factors mentioned above.
  Diluted net income attributable to common stockholders per share was $0.23 as compared to $0.32 in the second quarter of FY 2010, a decrease of 28.1 percent, due to the factors mentioned above.

For the six months ended December 31, 2010 (First Half of Fiscal Year 2011)

  Revenues for the six months ending December 31, 2010 were $263.9 million, an increase of 32.3 percent. Without the benefit of the recent acquisitions and new initiatives, organic revenue growth was 22.7 percent. Excluding acquisitions, enrollments in K12 public schools for the second quarter were 81,480, an increase of 20.0 percent over the second quarter of FY 2010. In addition, enrollment in private schools including the K12 International Academy increased to 2,246 full time equivalents (FTEs), a growth rate of 122.0 percent. In addition, enrollments in the Aventa, iQ and Keystone acquired during the period were 14,898 FTEs.
  Instructional costs and services expenses for the six months ending December 31, 2010 were $151.3 million, an increase of $41.6 million or 37.9 percent. Included in the $41.6 million increase in instructional costs and services expenses were start-up and launch expenses of $4.7 million for several new businesses and initiatives. Amortization of curriculum and learning systems increased $5.0 million.
  Selling, administrative, and other operating expenses for the six months ending December 31, 2010 were $85.7 million, an increase of $27.4 million or 47.1 percent. This increase is primarily attributable to increases in: strategic marketing including brand awareness and student recruitment, personnel costs including those acquired with KCDL and AEC; and M&A transaction and integration costs and other one-time items. Included in the $27.4 million increase in selling, administrative, and other operating expenses are start-up and launch expenses of $2.5 million for several new businesses and initiatives.
  Product development expenses for the of FY 2011 for the six months ending December 31, 2010 were $7.3 million, an increase of 57.9 percent.
  EBITDA, a non-GAAP measure (see reconciliation), for the six months ending December 31, 2010 was $39.1 million, a decrease of $0.2 million or 0.5 percent, as compared to $39.3 million in the prior period. Without the cumulative merger integration costs, transaction expenses, and startup losses of $10.2 million, EBITDA would have been $49.3 million.
  Operating income was $19.6 million for the six months ending December 31, 2010, a decrease of $7.4 million or 27.4 percent, as compared to $27.0 million in the prior period. Without the cumulative merger integration costs, transaction expenses, startup losses, and related depreciation and amortization of $11.1 million, operating income would have been $30.7 million.
  Income tax expense was $9.1 million, representing an effective tax rate of 47.9 percent. Income tax expense for the prior period was $9.7 million, an effective tax rate of 37.1 percent. The increase in the tax rate is primarily attributable to certain benefits in the prior period and certain non-deductible transaction expenses in the current period.
  Net income - K12 Inc. was $10.0 million as compared to $16.7 million in the prior period, a decrease of 40.0 percent, due to the factors described above.
  Diluted net income attributable to common stockholders per share was $0.30 as compared to $0.56 in the prior period, a decrease of 46.4 percent, due to the factors described above.

Cash, Capital Expenditures and Capital Leases

  As of December 31, 2010, the Company had cash and cash equivalents of $35.2 million reflecting a 26.7 percent decrease as compared to December 31, 2009 primarily due to the recent investments in AEC and Web.
  Capital expenditures, including investment in core business revenue and new initiatives totaled $20.3 million for the six months ended December 31, 2010 and was comprised of:
    $9.0 million for property and equipment, including $3.9 million for enterprise software,
    $7.0 million for capitalized curriculum, and
    $4.3 million for capitalized software.
  Capital leases were initiated for additional purchases of $12.9 million primarily for computers and software for students.

Fiscal Year 2011 Outlook

Based upon year-to-date results and Management’s outlook for the remainder of the year, the Company is providing the following update to its full year 2011 outlook:

  Revenues are forecast at $515 million to $520 million giving effect to the acquisition of American Education Corporation.
  EBITDA is forecast in excess of $72 million (see reconciliation), reflecting
    One-time charges estimated at $10 million due to transaction costs, integration expenses, purchase accounting adjustments and one-time expenses, and
    Losses impacting EBITDA related to the launch of new initiatives estimated at $5 million.
    Without the $15 million in one-time charges and losses from new initiatives, EBITDA would be over $87 million.
  Operating income is forecast in excess $31 million, reflecting
    Factors described above, and
    Depreciation and amortization of $41 million to $42 million, primarily due to new product launches, systems releases, and purchase accounting.
  Capital expenditures and capital leases for the full fiscal year are forecast at $52 million to $54 million including:
    Capital expenditures of $40 million
      $30 million for capitalized software and curriculum development including Middlebury Interactive Languages, and
      $10 million for property and equipment including enterprise software and the building of a second data center.
    Capital leases of $14 million
      Capital leases of $14 million primarily for computers and software for students
  Stock compensation expense is estimated at $10 million
  Income tax rate is forecast at 47.5 percent, higher than a normative rate due to the effects of transaction expenses and purchase accounting.
  Interest expense is forecast at $1.5 million.

Forward Statements

This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct of other virtual school operators; challenges from virtual public school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to renew existing contracts with schools; increased competition; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 9, 2011, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its second quarter 2011 financial results during a conference call scheduled for Wednesday, February 9, 2011 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.k12.com through the Investor Relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors should dial 866.383.8108 (domestic) or 617.597.5343 (international) at 8:20 a.m. (ET). The participant passcode is 80681761.

A replay of the call will be available starting on February 9, 2011, through February 16, 2011, at 888-286-8010 (domestic) or 617-801-6888 (international) passcode 22422996. It will also be archived at www.k12.com in the Investor Relations section for 60 days.

Total Average Enrollment (FTEs)

The following tables set forth average enrollment data for each of the periods indicated:

Total Average Enrollment	Three months ending December 31,				Six months ending December 31,
	2010	2009	Change	Change %	2010	2009	Change	Change %
K12 public schools	81,083	67,354	13,729	20.4%	81,480	67,901	13,579	20.0%
K12 private schools	2,235	1,165	1,070	91.9%	2,246	1,012	1,234	122.0%
K12 total	83,318	68,519	14,799	21.6%	83,726	68,913	14,813	21.5%
iQ	3,128	n.a.			3,165	n.a.
Aventa	5,830	n.a.			5,680	n.a.
Keystone	6,020	n.a.			6,054	n.a.
Total acquired enrollment	14,978	-	14,978	NM	14,899	-	14,898	NM
Total Average Enrollment	98,296	68,519	29,777	43.5%	98,625	68,913	29,712	43.1%

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2010	2010
	(In thousands,
	except share data)
ASSETS
Current assets
Cash and cash equivalents	$35,157	$81,751
Restricted cash and cash equivalents	1,500	3,343
Accounts receivable, net of allowance of $2,552 and $1,363 at December 31, 2010 and June 30, 2010, respectively	142,486	71,184
Inventories, net	16,906	26,193
Current portion of deferred tax asset	4,678	4,672
Prepaid expenses	9,617	8,849
Other current assets	16,105	7,286
Total current assets	226,449	203,278
Property and equipment, net	42,573	24,260
Capitalized software development costs, net	23,910	16,453
Capitalized curriculum development costs, net	50,642	39,860
Deferred tax asset, net of current portion	—	5,912
Intangible assets	40,005	14,081
Goodwill	53,531	1,825
Deposits and other assets	14,411	2,213
Total assets	$451,521	$307,882

LIABILITIES, SERIES A SPECIAL STOCK, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY

Current liabilities
Accounts payable	$14,825	$12,691
Accrued liabilities	13,716	8,840
Accrued compensation and benefits	7,238	10,563
Deferred revenue	32,682	9,593
Current portion of capital lease obligations	13,736	10,996
Current portion of notes payable	974	1,251
Total current liabilities	83,171	53,934
Deferred rent, net of current portion	3,813	1,782
Line of credit	15,000	—
Capital lease obligations, net of current portion	11,745	7,710
Notes payable, net of current portion	—	655
Deferred tax liability	9,596	—
Other long term liabilities	3,219	435
Total liabilities	126,544	64,516
Commitments and contingencies
Series A Special Stock	63,112	—
Redeemable noncontrolling interest	20,800	17,374
Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 31,121,551 and 30,441,412 shares issued and outstanding at December 31, 2010 and June 30, 2010, respectively	3	3
Additional paid-in capital	366,442	361,344
Accumulated other comprehensive income	38	—
Accumulated deficit	(129,459)	(139,496)
Total K12 Inc. stockholders’ equity	237,024	221,851
Noncontrolling interest	4,041	4,141
Total equity	241,065	225,992
Total liabilities, Series A special stock, redeemable noncontrolling interest and equity	$451,521	$307,882

See notes to unaudited condensed consolidated financial statements in Form 10-Q.

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31, 2010		Six Months Ended December 31, 2010
	2010	2009	2010	2009
	(In thousands, except share and per share data)
Revenues	$129,002	$93,197	$263,873	$199,522
Cost and expenses
Instructional costs and services	76,195	51,589	151,277	109,682
Selling, administrative, and other operating expenses	35,177	24,899	85,675	58,226
Product development expenses	3,435	2,415	7,346	4,653
Total costs and expenses	114,807	78,903	244,298	172,561
Income from operations	14,195	14,294	19,575	26,961
Interest expense, net	(366)	(324)	(663)	(681)
Income before income tax expense and noncontrolling interest	13,829	13,970	18,912	26,280
Income tax expense	(6,119)	(4,381)	(9,050)	(9,749)
Net income	7,710	9,589	9,862	16,531
Add net loss attributable to noncontrolling interest	129	49	175	190
Net income — K12 Inc	$7,839	$9,638	$10,037	$16,721
Net income attributable to common stockholders per share (see Note 3):
Basic	$0.24	$0.33	$0.30	$0.57
Diluted	$0.23	$0.32	$0.30	$0.56
Weighted average shares used in computing per share amounts:
Basic	30,565,683	29,648,674	30,454,724	29,512,635
Diluted	31,128,286	29,974,642	31,094,840	29,875,966

See notes to unaudited condensed consolidated financial statements in Form 10-Q.

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2010	2009
	(In thousands)
Cash flows from operating activities
Net income	$9,862	$16,531
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	19,512	12,313
Stock based compensation expense	5,399	3,478
Excess tax benefit from stock-based compensation	(1,308)	(2,194)
Deferred income taxes	8,027	9,243
Provision for doubtful accounts	282	178
Provision for inventory obsolescence	737	366
Provision for (reduction of) student computer shrinkage and obsolescence	19	(244)
Changes in assets and liabilities:
Restricted cash	1,843	—
Accounts receivable	(61,629)	(47,741)
Inventories	9,349	9,696
Prepaid expenses	2,971	1,330
Other current assets	(3,001)	(2,913)
Deposits and other assets	(20)	(33)
Accounts payable	(3,127)	(2,631)
Accrued liabilities	2,764	(1,068)
Accrued compensation and benefits	(5,766)	(3,167)
Deferred revenue	18,845	16,211
Deferred rent	2,308	465
Net cash provided by operating activities	7,067	9,820
Cash flows from investing activities
Purchase of property and equipment	(9,021)	(596)
Capitalized software development costs	(4,276)	(4,518)
Capitalized curriculum development costs	(6,961)	(6,372)
Purchase of AEC, net of cash acquired of $3,841	(24,542)	—
Cash advanced for AEC performance escrow	(6,825)	—
Cash paid for investment in Web	(10,000)	—
Cash paid for other investment	(2,040)	—
Net cash used in investing activities	(63,665)	(11,486)
Cash flows from financing activities
Repayments on capital lease obligations	(7,303)	(6,245)
Repayments on notes payable	(930)	(692)
Borrowings from line of credit	15,000	—
Proceeds from exercise of stock options	2,911	4,928
Proceeds from exercise of stock warrants	—	50
Excess tax benefit from stock-based compensation	1,308	2,194
Repurchase of restricted stock for income tax withholding	(1,020)
Net cash provided by financing activities	9,966	235
Effect of foreign exchange rate changes on cash and cash equivalents	38	—
Net change in cash and cash equivalents	(46,594)	(1,431)
Cash and cash equivalents, beginning of period	81,751	49,461
Cash and cash equivalents, end of period	$35,157	$48,030

See notes to unaudited condensed consolidated financial statements in Form 10-Q.

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss), minus interest income, plus interest expense, plus income tax expense, plus depreciation and amortization, and minus noncontrolling interest loss. Interest income consists primarily of interest earned on short-term investments or cash deposits. Interest expense primarily consists of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA in addition to income from operations and net income as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments, or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis;
  in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry; and, on an adjusted basis in determining compliance with the terms of our credit agreement.

(In thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net Income - K12 Inc.	$7,839	$9,638	$10,037	$16,721

Interest expense, net	366	324	663	681

Income tax expense, net	6,119	4,381	9,050	9,749

Noncontrolling interest	(129)	(49)	(175)	(190)

Depreciation and amortization	10,120	6,080	19,512	12,313

EBITDA	$24,315	$20,374	$39,087	$39,274

EBITDA Reconciliation for 2011 Outlook

(In millions)

Full Year 2011
Outlook

Net Income - K12 Inc.	$15.6

Interest expense, net	1.5

Income tax expense, net	14.1

Noncontrolling interest	(0.2)

Depreciation and amortization	41.0

EBITDA	$72.0

About K12 Inc.

K12 Inc. (NYSE: LRN), a technology-based education company, is the largest provider of proprietary curriculum and online education programs for students in kindergarten through high school in the U.S. K12 provides its curriculum and academic services to public and private online schools, traditional classrooms, blended school programs, and directly to families. K12 also operates the K12 International AcademyTM, an accredited, diploma-granting online private school serving students in 59 countries plus the U.S.

Founded in 2000, K12 has provided over 2 million courses – core subjects, AP®, world languages, credit recovery, and electives – to more than 200,000 students worldwide. Over 90 percent of parents surveyed are satisfied with the K12 program and agree that their children have benefited academically with K12. Students graduating from K12 virtual schools have been accepted to hundreds of higher education institutions including many of the nation’s top-ranked colleges and universities.

In April 2010, K12 joined with Middlebury College to form a new venture called Middlebury Interactive Languages to create and distribute innovative online language courses for pre-college students. In July 2010, K12 acquired KC Distance Learning, Inc., a nationally recognized leader in online learning with brands that provide high quality education products and online school solutions: Aventa LearningTM, The KeystoneTM School and iQ Academies®. In November, K12 acquired American Education Corporation, a leading provider of instructional and assessment software for kindergarten through adult learners. In the same month, K12 also announced a strategic investment to acquire a minority interest in Web International English, a leader in English language training for thousands of students in China.

K12 is accredited through AdvancED, the world’s largest education community. More information on K12 can be found at: www.K12.com.

CONTACT:
K12 Inc.
Investor:
Keith Haas, 703-483-7077
SVP, Finance and Investor Relations
khaas@k12.com
or
Press:
Jeff Kwitowski, 703-483-7281
VP, Public Relations
jkwitowski@k12.com